UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 30, 2019
CEC ENTERTAINMENT, INC.
(Exact name of registrant as specified in charter)

Kansas	1-13687	48-0905805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1707 Market Place Blvd, Suite 200 Irving, Texas	75063
(Address of principal executive offices)	(Zip Code)
(972) 258-8507
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On August 30, 2019, CEC Entertainment, Inc. (the “Company”) entered into a new credit agreement and related security agreements with Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, that provides senior secured financing (the “New Credit Facility”) consisting of (i) a $114 million revolving credit facility with a 5-year maturity (the “revolver maturity date”), provided that in the event more than $50 million of the Company’s 8% senior notes due 2022 remain outstanding on the date that is 91 days prior to the stated maturity date of the notes, the revolver maturity date will spring to such earlier date, and (ii) a $760 million term loan facility with a 7-year maturity (the “term loan maturity date”), provided that in the event more than $50 million of the Company’s 8% senior notes due 2022 remain outstanding on the date that is 91 days prior to the stated maturity date of the notes, the term loan maturity date will spring to such earlier date. The net proceeds from the term loans, plus cash on hand, were used to repay loans outstanding under the Company’s Existing Credit Facility (as defined below) and to pay related fees and expenses.

Interest Rates and Fees
Borrowings under the New Credit Facility bear interest at a rate equal to, at the option of the Company, either (a) a LIBOR rate determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 1.00% floor, or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate of Credit Suisse AG, Cayman Islands Branch and (iii) the one-month adjusted LIBOR plus 1.00%, in each case plus an applicable margin. The initial applicable margin for borrowings is 6.50% with respect to LIBOR borrowings and 5.50% with respect to base rate borrowings. The applicable margin for borrowings under the revolving credit facility may be reduced if the Company attains certain leverage ratios.
In addition to paying interest on outstanding principal under the New Credit Facility, the Company is required to pay a commitment fee of 0.50% per annum to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The applicable commitment fee under the revolving credit facility may be reduced if the Company attains a certain leverage ratio. The Company is also required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR rate borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges, and a fronting fee computed at a rate equal to 0.125% per annum on the daily stated amount of each letter of credit.

Amortization and Prepayments
The term loan will require scheduled quarterly payments in annual amounts equal to 1.00% of the original principal amount of the term loan for six years and three quarters, with the balance paid at maturity. In addition, the Company is required to prepay outstanding term loan borrowings, subject to certain exceptions, with:

•	75% (which percentage will be reduced to 50%, 25% or 0% if the Company attains a certain leverage ratio) of the Company’s annual excess cash flow (as defined under the New Credit Facility);

•
100% of the net cash proceeds of all non-ordinary course asset sales, other dispositions of property or certain casualty events, in each case subject to certain exceptions and provided that the Company may (a) reinvest within 12 months or (b) commit to reinvest those proceeds and so reinvest such proceeds within 18 months in assets to be used in its business, or certain other permitted investments; and

•	100% of the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the New Credit Facility.
The Company may voluntarily repay outstanding loans under the New Credit Facility at any time, without prepayment premium or penalty except in connection with a repricing event as described below, subject to customary “breakage” costs with respect to LIBOR rate loans.
Any refinancing through the issuance or repricing amendment of any debt that results in a repricing event applicable to the term loans resulting in a lower yield occurring at any time during the first twelve months after the closing date of the New Credit Facility will be accompanied by a 1.00% prepayment premium or fee, as applicable.

Collateral and Guarantors

All obligations under the New Credit Facility are unconditionally guaranteed by Queso Holdings Inc., the direct parent of the Company (“Queso Holdings”), on a limited-recourse basis and each of the Company’s existing and future direct and indirect material, wholly owned domestic subsidiaries, subject to certain exceptions. The obligations are secured by a pledge of the Company’s capital stock owned by Queso Holdings and substantially all of the Company’s assets and those of each subsidiary guarantor, including capital stock of the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to certain exceptions.

Restrictive Covenants and Other Matters
The revolving credit facility requires that the Company, subject to a testing threshold, comply on a quarterly basis with a maximum first lien net senior secured leverage ratio not to exceed 5.25 to 1.00. The testing threshold will be satisfied at any time at which the sum of outstanding revolving credit facility loans exceeds 30% of the outstanding commitments under the revolving credit facility at such time.
The New Credit Facility contains certain customary affirmative covenants and events of default. The negative covenants in the New Credit Facility include, among other things, limitations (none of which are absolute) on the ability of the Company and its restricted subsidiaries to: (i) incur additional debt or issue certain preferred shares; (ii) create liens on certain assets; (iii) make certain loans or investments (including acquisitions); (iv) pay dividends on or make distributions in respect of its capital stock or make other restricted payments; (v) consolidate, merge, sell or otherwise dispose of all or substantially all of the assets; (vi) sell assets; (vii) enter into certain transactions with affiliates; (viii) enter into sale-leaseback transactions; (ix) change the lines of business; (x) restrict dividends from their subsidiaries or restrict liens; (xi) change the Company’s fiscal year; and (xii) modify the terms of certain debt or organizational agreements.

Item 1.02    Termination of Material Definitive Agreements
On August 30, 2019, the Company repaid in full the loans outstanding under its first lien senior secured credit facility (the “Existing Credit Facility”) under that certain First Lien Credit Agreement dated as of February 14, 2014, as amended by that certain Incremental Assumption Agreement (Extended Revolving Facility Commitment), dated as of May 8, 2018, among the Company, Queso Holdings, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent. All obligations under the Existing Credit Facility have been terminated.
The Existing Credit Facility consisted of (a) a $95 million revolving credit facility maturing on November 16, 2020 and (b) $760 million of term loans maturing on February 14, 2021. As of August 30, 2019, the aggregate outstanding principal amount of loans under the Existing Credit Facility was approximately $720.1 million. Early termination of the Existing Credit Agreement did not trigger any early termination fees and required repayment of approximately $723.5 million in respect of principal, accrued interest and other fees.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEC ENTERTAINMENT, INC.

Date: September 4, 2019	By:	/s/ James A. Howell
James A. Howell
Executive Vice President and Chief Financial Officer

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